Exhibit 22.1

SUBSIDIARY GUARANTORS AND ISSUERS

With respect to the debt securities included in Form S-3 Registration Statement (File No. 333-251075), (1) the debt securities of Broadmark Realty Capital Inc. offered thereby may be guaranteed by BRMK Lending, LLC and BRMK Management, Corp. and (2) the debt securities of BRMK Lending, LLC offered thereby will be guaranteed by Broadmark Realty Capital Inc. and may be guaranteed by BRMK Lending, LLC.